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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  November 27, 2002
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                               LAND O'LAKES, INC.
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             (Exact name of registrant as specified in its charter)


          MINNESOTA                     333-84486                41-0365145
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(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)



       4001 LEXINGTON AVENUE NORTH
          ARDEN HILLS, MINNESOTA                           55126
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 (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code  (651) 481-2222
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Item 5.    Other Events.

         Land O'Lakes, Inc. (the "Company") and MMDI, Inc. ("SPC"), a subsidiary of Mitsui & Co. (USA) are joint venture partners in Cheese & Protein International, LLC ("CPI"), owning 70% and 30%, respectively. Pursuant to the Limited Liability Company Agreement forming CPI (the "Agreement"), SPC was granted a put option ("Option") which allows it to, under certain enumerated circumstances, put its equity interest back to the Company. On Monday, November 25, 2002, the Company received notice from SPC of its intent to exercise the Option.

         Within thirty days of receipt of the Option, the Agreement requires the Company to purchase SPC's interest in CPI at an amount equal to SPC's total capital contributions and to repay any loans made to CPI by SPC, including accrued interest. Accordingly, on or before December 24, 2002, the Company expects to pay to SPC approximately $10.8 million for SPC's total capital contributions to CPI and approximately $2.3 million for loans, plus interest, made by SPC to CPI. Additionally, the Company expects to release SPC from its obligations under a separate indemnification agreement, pursuant to which SPC agreed to reimburse the Company for 30%, up to a maximum of $20 million, of the total amount the Company would be required to pay if it had to assume CPI's obligations, due to an event of default, under CPI's $114 million synthetic lease.

         In addition, to the extent the Company does not replace SPC with another partner, the Company will become the sole owner of CPI. In such an event, CPI would become a Restricted Subsidiary under the Company's term loans and revolving credit facility. As a Restricted Subsidiary under these financing arrangements, CPI's on-balance sheet debt and earnings would be included in the Company's covenant calculations.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           LAND O'LAKES, INC.


Date:  November 27, 2002                    /s/ Daniel Knutson
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                                                Daniel Knutson
                                                Senior Vice President
                                                and Chief Financial Officer